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                                                                     Exhibit 12

                               DELUXE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                        Three-Months
                                            Ended                        Years Ended December 31,
                                        -------------    ---------------------------------------------------------------
                                         Mar 31, 1996    1995       1994       1993       1992       1991       1990
                                        -------------    ----       ----       ----       ----       ----       ----
Earnings
- --------
Income from Continuing Operations
before Income Taxes                         $32,271    $169,319   $246,706   $235,913   $324,783   $295,493   $282,506

Interest expense
(excluding capitalized interest)              2,788      13,099      9,733     10,070     15,371      8,220      1,427

Portion of rent expense under
long-term operating leases
representative of an interest factor          3,879      14,761     13,554     13,259     12,923     11,807     10,849

Amortization of debt expense                     30          84         84         84         84         71          0
                                            -------    --------   --------   --------   --------   --------   --------
TOTAL EARNINGS                              $38,968    $197,262   $270,077   $259,326   $353,161   $315,591   $294,782


Fixed charges
- -------------
Interest Expense
(including capitalized interest)             $3,236     $14,714    $10,492    $10,555    $15,824     $8,990     $1,860

Portion of rent expense under
long-term operating leases
representative of an interest factor          3,879      14,761     13,554     13,259     12,923     11,807     10,849

Amortization of debt expense                     30          84         84         84         84         71          0
                                            -------    --------   --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                          $7,145     $29,559    $24,130    $23,898    $28,831    $20,868    $12,709

RATIO OF EARNINGS
TO FIXED CHARGES:                               5.5         6.7       11.2       10.9       12.2       15.1       23.2
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